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                   NATIONAL AUTO CREDIT ANNOUNCES ACQUISITION
               OF FOUR CORPORATE COMMUNICATIONS SERVICES COMPANIES

New York, New York, July 31, 2003 - National Auto Credit, Inc. [OTCBB:NAKD] ("NAC") announced today its acquisition of The Campus Group, four affiliated companies providing satellite videoconferencing and corporate meeting services, from Mr. Steven Campus for an aggregate purchase price of approximately $15.5 million. The Campus family has owned and operated The Campus Group for over 60 years, and Mr. Campus will continue to operate the businesses on behalf of NAC. The consolidated revenues of The Campus Group for the three years ended December 31, 2002 were approximately $35 million. The companies have approximately 40 employees.

The cash component of the purchase price, $2.825 million, was paid in cash at the closing and the balance of the purchase price, $12.675 million, is payable through a series of promissory notes issued by NAC. The notes are repayable according to a formula based on the future cash flows realized from the acquired companies and bear interest at the rate of five percent per annum and mature, if not yet retired, over a period of approximately seven years. One of the notes, in the amount of $2.825 million, is convertible at the option of the holder, into shares of NAC's common stock at a conversion price of $1.50 per share.

Mr. Campus has agreed to serve as President of each of the four acquired companies.

The four acquired companies are:

o CAMPUS GROUP COMPANIES, INC. ("CGCI") is headquartered in Tuckahoe, New York and provides video conferences, corporate and medical video programs, video medical education, corporate promotional video and corporate meeting services for Fortune 500 and other clients.

o AUDIENCE RESPONSE SYSTEMS, INC. ("ARSI"), headquartered in Evansville , Indiana, is a leadership technology group, providing polling handheld systems for over 400 corporate and association meetings annually. ARSI uses its proprietary Inquiry (TM) and Power Poll (TM) software to collect and assimilate information and provide immediate feedback to meeting attendees.

o INTERACTIVE CONFERENCING NETWORK, INC. ("ICNI") provides worldwide satellite networking and ISDN video conferencing for special events to corporate customers, including Fortune 500 and other companies. ICNI is operated from CGCI's Tuckahoe offices.

o MULTI-VIDEO SERVICES, INC., headquartered in Bohemia, New York, is the companies' duplication and fulfillment affiliate, manufacturing and distributing corporate DVDs, CD-ROMs and video materials produced by the other companies.


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James McNamara, Chairman and Chief Executive Officer of NAC, said: "We are very pleased to add The Campus Group and, in particular, Steve Campus and his team of dedicated professionals, to NAC. This is a major step in NAC pursuing a strategic plan to bring together complementary entertainment and corporate communication business units. The Campus Group enhances our recent acquisition of OMI Business Communications, which provides multimedia production services, corporate meeting services, and website development and content-management services."

Steven Campus added: "We are excited about our combination with NAC, which provides The Campus Group with exciting growth prospects and opportunities."

NAC is a diverse entertainment and corporate communications business, which also holds an investment in the Angelika Film Center in New York.

This news release may include statements that constitute forward-looking statements, usually containing the words "believe", "estimate", "project", "expects", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from forward-looking statements. By making these forward-looking statements, NAC undertakes no obligation to update these statements for revisions or changes after the date of this document.